Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
SALE OF WEST TEXAS PROPERTIES AND
REVISED 2013 CAPITAL BUDGET

FRISCO, TEXAS, March 15, 2013 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has entered into a definitive agreement with Rosetta Resources Inc. ("Rosetta") (Nasdaq: ROSE) pursuant to which Rosetta will acquire all of Comstock's oil and gas properties in Reeves and Gaines counties in West Texas for a sales price of $768 million, subject to customary purchase price adjustments and closing conditions.  The sale will have an effective date of January 1, 2013 and is expected to close on or about May 15, 2013.  The Company intends to use the proceeds from the sale to reduce its outstanding debt and to fund an increase to its 2013 drilling program in the Eagle Ford shale.

Comstock also announced a revised capital budget for 2013 to reflect the divestiture of the West Texas properties and an increase in drilling activity in its Eagle Ford shale in South Texas.  The Company is now projecting to spend $410 million in 2013 on drilling activities and $12 million on exploratory leasehold for total capital expenditures of $422 million.  Comstock plans to spend $347 million to drill 82 wells (50.5 net) on its on-going operations in South Texas and East Texas/North Louisiana.  The Eagle Ford shale will account for $312 million of the budget where Comstock plans to drill 72 wells (46.9 net) with the remainder related to the Company's natural gas properties primarily in East Texas and North Louisiana.  Comstock plans to increase the number of operated rigs in South Texas from the three that are currently drilling to a total of six during the second half of 2013.  Capital expenditures on the West Texas properties for 2013 prior to the closing of the divestiture are estimated to be $63 million to drill 16 wells (11.6 net).

"This transaction substantially enhances our balance sheet by providing us with an opportunity to improve our liquidity and leverage position.  The sale will also yield a strong return for our stockholders on our investment in this region" stated M. Jay Allison, Chief Executive Officer of Comstock.  "We will now direct our resources to accelerate the development of our oil properties in the Eagle Ford shale in South Texas."

Evercore Partners acted as exclusive financial advisor to Comstock with respect to this transaction and provided a fairness opinion to the Company's board of directors.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.